Exhibit 99.1 News Release
First Midwest Bancorp, Inc.		First Midwest Bancorp One Pierce Place, Suite 1500 Itasca, Illinois 60143 (630) 875-7450
FOR IMMEDIATE RELEASE	CONTACT:	Michael L. Scudder
President, Chief Executive Officer
(630) 875-7201
TRADED:	NASDAQ Global Select Market	www.firstmidwest.com
SYMBOL:	FMBI

FIRST MIDWEST BANCORP, INC. ANNOUNCES CAPITAL PURCHASE PROGRAM PRELIMINARY APPROVAL

ITASCA, IL., NOVEMBER 10, 2008 - First Midwest Bancorp, Inc. (the "Company" or "First Midwest") (NASDAQ NGS: FMBI), the holding company of First Midwest Bank announced today that it has received preliminary approval from the U.S. Treasury Department ("Treasury") to participate in the Capital Purchase Program ("CPP") under the Emergency Economic Stabilization Act of 2008. The approval is subject to certain standard conditions and approvals, including the execution of definitive agreements.

"Participation in the CPP would simply enhance our ongoing and long-term commitment to serving the needs of our clients and communities," said Michael L. Scudder, President and CEO of First Midwest. "First Midwest already exceeds the required regulatory levels to be considered well-capitalized. As of September 30, 2008, our total capital ratio stood at 12.04%, some $132 million in excess of required levels. By providing us with preliminary approval, we believe Treasury is acknowledging our financial heath and offering us an opportunity to further build upon an already strong capital position. In addition to our consideration of the CPP, we continue to evaluate all aspects of our capital programs."

Upon participation, the Treasury would make an investment in senior perpetual preferred stock of First Midwest in an amount up to 3% of the Company's risk-weighted assets, or approximately $193 million, which is the maximum permitted under the program.

About the Company:

First Midwest is the premier relationship-based banking franchise in the growing Chicagoland banking market. As one of the Chicago metropolitan area's largest independent bank holding companies, First Midwest provides the full range of both business and retail banking and trust and investment management services through 98 offices located in 62 communities, primarily in metropolitan Chicago. First Midwest was recently recognized by the Alfred P. Sloan awards for Business Excellence in Workforce Flexibility in the greater Chicago Area.